Exhibit 12.1

Quad City Holdings, Inc.
Calculation of earnings to fixed charges

                                                                    Jun-99   Jun-98   Jun-97   Jun-96   Jun-95
                                                                   -------------------------------------------

Earnings before income taxes ....................................    4,079    4,071    1,384      683     (374)
                                                                    ------------------------------------------
Add: preferred dividends on a pretax basis ......................        0        0        0        0        0
Add: fixed charges ..............................................   11,269    8,437    4,997    3,495    1,896
                                                                    ------------------------------------------
Earnings including interest expense on deposits (1) .............   15,348   12,508    6,381    4,178    1,522
Less: interest expense on deposits ..............................    9,010    6,971    4,358    3,350    1,793
                                                                    ------------------------------------------
Earnings excluding interest expense on deposits (2) .............    6,338    5,537    2,023      828     (271)

Fixed charges:
   Interest expense on deposits .................................    9,010    6,971    4,358    3,350    1,793
   Interest expense on borrowings ...............................    2,017    1,371      635      137      103
   Portion of rents representative of interest factor ...........      242       95        4        8        0
                                                                    ------------------------------------------
Fixed charges including interest expense on deposits (3) ........   11,269    8,437    4,997    3,495    1,896
Less interest expense on deposits ...............................    9,010    6,971    4,358    3,350    1,793

Fixed charges excluding interest expense on deposits (4) ........    2,259    1,466      639      145      103
                                                                    ==========================================

Rents ...........................................................      430      176       10       20        0
Portion of rents representative of interest factor ..............      242       95        4        8        0

Ratio of earnings to fixed charges and preferred stock dividends:
   Excluding interest expense on deposits ( (2)/(4) ) ...........     2.81     3.78     3.17     5.71      N/A
   Including interest expense on deposits ( (1)/(3) ) ...........     1.36     1.48     1.28     1.20      N/A

